Exhibit 99.1

Hillenbrand Elects Inderpreet Sawhney to Board of Directors

BATESVILLE, Ind., June 24, 2021 - /PRNewswire/ - Hillenbrand, Inc. (the “Company”) (NYSE: HI) announced today that Inderpreet Sawhney, Group General Counsel and Chief Compliance Officer of Infosys Ltd. (NYSE: INFY), a global leader in next-generation digital services, has been elected to the Company’s Board of Directors as an independent director. Prior to her election, the Board expanded its size from 10 to 11 directors. The resulting vacancy has been filled with Ms. Sawhney’s election.

Inderpreet Sawhney	“We are pleased to welcome to the Board Inderpreet Sawhney, whose expertise will be integral to Hillenbrand’s growth and ongoing transformation journey,” said Joe Loughrey, Hillenbrand Board Chairperson. “Inderpreet brings a wealth of senior management experience from a career spanning over 25 years, including in her current position at Infosys, where she leads the legal function and oversees ethics and compliance for the company’s over 250,000 employees spread across 46 countries. Her extensive global experience and deep skill set, including in the areas of technology and digital transformation, will be a tremendous asset to the Board and to Hillenbrand. We look forward to Inderpreet’s many contributions and guidance as we continue to execute our profitable growth strategy and deliver shareholder value.”

Prior to joining Infosys in 2017, Ms. Sawhney served six years as Senior Vice President and General Counsel at Wipro Limited, a large global IT service company based in India, and 14 years in private legal practice in California. She earned a B.A. and LL.B degree from Delhi University and an LL.M from Queen’s University, Kingston, Canada.

Ms. Sawhney serves on the National Advisory Council of the South Asian Bar Association of North America and was an Honoree at the 2017 Transformative Leadership Awards, recognizing General Counsel who have demonstrated commitment to advancing women in law.

“It is an honor to join the Board, especially at this stage of Hillenbrand’s transformation. I look forward to supporting the Company’s vision and continued growth, especially through innovation and technology, and its commitment to diversity, equity and inclusion,” said Sawhney.

Ms. Sawhney will serve on the Board’s Audit and Nominating/Corporate Governance Committees.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand's portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

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